Exhibit 10.1

Note: Certain confidential information in this exhibit has been omitted and replaced with [***] because it is not material and its disclosure would likely be competitively harmful.
MAGGIANO’S LITTLE ITALY CHANGE IN CONTROL AND LONG TERM INCENTIVE PLAN
This Maggiano’s Little Italy Change in Control and Long Term Incentive Plan (the “Plan”) has been established by Brinker International, Inc. (the “Company”) to: (i) retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve the Company’s long-range goals relating to Maggiano’s Little Italy (“Maggiano’s”); (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) align Participants’ interests with those of the Company’s shareholders through long term compensation that promotes the financial interest of the Company and enhances total shareholder return.
1.Definitions. For purposes of the Plan, the terms listed below will be defined as follows:
(a)    “Award Letter” means a letter authorized by the Committee and provided by the Company to an employee of the Company naming the employee as a Participant in the Plan.
(b)    “Base Value” means [***].
(c)    “Base Year EBITDA” means the EBITDA for the Company’s 2019 Fiscal Year.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” means one or more of the following:
(i)An act of fraud, misappropriation or embezzlement by the Participant in connection with the Company or Maggiano’s as determined by the affirmative vote of at least a majority of the Board;
(ii)    Gross mismanagement or gross neglect of the Participant’s duties to the Company or Maggiano’s or their policies, procedures or guidelines as determined by the affirmative vote of at least a majority of the Board; or
(iii)    Conviction of the Participant by a court of competent jurisdiction of a felony.
(f)    “Change in Control of the Company” means a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”)) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company.
(g)    “Change in Control of Maggiano’s” means a sale, transfer or other conveyance of all or substantially all of the assets of Maggiano’s, directly or indirectly, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company or its affiliates, but excludes any Change in Control of Maggiano’s that occurs simultaneously with and as a part of a Change in Control of the Company.
(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Committee” means the Compensation Committee of the Board, or its successor.
(j)    “EBITDA” means the earnings before interest, taxes, depreciation and amortization for Maggiano’s as set forth in the Company’s financial statements, adjusted to exclude items recorded in the “Other Gains and Charges” caption for Maggiano’s and further adjusted in the Committee’s sole discretion for any applicable matters set forth in the Appendix to this Plan.
(k)    “EBITDA CAGR” means the compound annual five year growth rate in EBITDA during the Term determined using the formula: EBITDA CAGR = (Ending Year EBITDA/Base Year EBITDA)^(1/5)-1.
(l)    “Ending Year EBITDA” means (i) the EBITDA in the last fiscal year of the Term if there is no Change in Control of Maggiano’s, or (ii) if there is a Change in Control of Maggiano’s, the EBITDA for the trailing 52 weeks preceding the date of the Change in Control of Maggiano’s.
(m)    “Fiscal Year” means the fiscal year of the Company.
(n)    “Incremental Value” means the Sale Value minus the Base Value as adjusted in the Committee’s sole discretion for any applicable matters set forth in the Appendix to this Plan.
(o)    “Individual Participation Percentage” means, with respect to a Participant, the bonus percentage assigned to the Participant in the Participant’s Award Letter. In no event shall the aggregate Individual Participation Percentages for all Participants exceed 100%.
(p)    “Participant” means an employee of the Company who has been selected for participation in the Plan by the Company and has received an Award Letter.
(q)    “Payout Percentage” means the percentage based on (i) the level of achievement of the EBITDA CAGR over the Term if there is no Change in Control of Maggiano’s during the Term or (ii) the Sale Multiple of EBITDA if there is a Change in Control of Maggiano’s during the Term.
(r)    “Plan Award” means the (i) Plan award payable to a Plan Participant as provided in Section 2(a) or 2(b), as applicable, LESS (ii) the Reduction Amount.

(s)    “Pool” means the dollar amount available for Plan Awards as calculated in accordance with Section 2(a) or (b), as applicable. Notwithstanding any Plan provision to the contrary, in no event shall the Pool exceed [***].
(t)    “Reduction Amount” means the dollar amount of any severance benefits payable to the Participant pursuant to any plan sponsored by, or agreement with, the Company or any affiliate that are payable to the Participant in connection with a termination of employment that occurs on or before the Payment Date, subject only to the requirement that the Participant execute a separation agreement and general release and comply with such agreement and general release.
(u)    “Sale Multiple of EBITDA” means the number that is calculated by dividing the Sale Value determined in connection with a Change in Control of Maggiano’s by the Ending Year EBITDA.
(v)    “Sale Value” means the value of the consideration paid to the Company in connection with the Change in Control of Maggiano’s, as determined by the Committee in its sole discretion, paid at the time of the Change in Control of Maggiano’s.
(w)    “Term” means the five year period beginning on June 26, 2019 and ending on June 26, 2024.
2.    Plan Metrics. The calculation of a Plan Award is based on the EBITDA CAGR over the Term unless there is a Change in Control of Maggiano’s during the Term, as provided below. The calculation of a Plan Award is based on the Sale Multiple of EBITDA and Incremental Value in the event there is a Change in Control of Maggiano’s during the Term, as provided below. This amount, as applicable, is then reduced by the Reduction Amount, if any, to determine the Plan Award that may be earned under the Plan.
(a)    Long Term Incentive Plan Award.
(i)    The Plan Award payable under the Plan, if any, shall be calculated as follows so long as no Change in Control of Maggiano’s occurs during the Term:
First, the applicable Payout Percentage is determined based on the percentage EBITDA CAGR over the Term, as provided in the chart below:

EBITDA CAGR	Payout Percentage
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Second, the applicable Payout Percentage is multiplied by the Ending Year EBITDA to determine the Pool. The Pool shall be zero if the EBITDA CAGR is less than [***].

Third, each Participant’s Individual Participation Percentage is multiplied by the Pool to determine the portion of the Pool to be paid to the Participant as a Plan Award (subject to reduction as provided under the Plan), subject to the terms and conditions of the Plan.
(ii)    The Payout Percentage between [***] and [***] EBITDA CAGR levels will be determined through linear interpolation. For example, an EBITDA CAGR of [***] would correlate to a Payout Percentage of [***].
(b)    Change in Control of Maggiano’s During the Term.
(i)    If there is a Change in Control of Maggiano’s during the Term, the Plan Award payable under the Plan, if any, shall be calculated as follows:
First, the applicable Payout Percentage is determined based on the Sale Multiple of EBITDA, as provided in the chart below:

Sale Multiple of EBITDA	Payout Percentage
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Second, the applicable Payout Percentage is multiplied by the Incremental Value to determine the Pool. The Pool shall be zero if the Incremental Value is less than or equal to $0.
Third, each Participant’s Individual Participation Percentage is multiplied by the Pool to determine the portion of the Pool to be paid to the Participant as a Plan Award (subject to reduction as provided under the Plan), subject to the terms and conditions of the Plan.
(ii)    The Payout Percentage between Sale Multiple of EBITDA levels of [***] and [***] will be determined through linear interpolation. For example, a Sale Multiple EBITDA of [***] would correlate to a Payout Percentage of [***].
(c)    Plan Awards. For each Participant, the amount resulting from the calculation in Section 2(a) or 2(b), as applicable, less the Reduction Amount, if any, shall be the Plan Award that may be earned by that Participant. In no event shall a Plan Award be payable using the calculations under both Section 2(a) and 2(b).
3.    Approval of Individual Awards. The Committee, in consultation with the Chief Executive Officer of the Company, will review and approve any Plan Awards that are payable under the Plan. A Participant’s Plan Award under Section 2(b) shall be subject to the Participant actively supporting and working towards any Change in Control of Maggiano’s approved by the Board and the completion of all of the requirements necessary to consummate the Change in Control of Maggiano’s, as reasonably determined by the Committee.
4.    Payment.
(a)    Eligibility. To be eligible to earn payment of a Plan Award, a Participant must remain employed by the Company through the Payment Date. If a Participant does not remain continuously employed by the Company through the Payment Date, the Plan Award that the individual otherwise would have received under the Plan will not be earned. However, in the event of a Participant’s termination of employment without Cause prior to the Payment Date, the Committee may elect, in its sole discretion, to cause a pro-rated Plan Award to be paid to the Participant, based on the portion of the Term that the Participant was employed by the Company and actual performance achieved through the most recent quarter of the Fiscal Year that ended immediately prior to the termination. Any such payment shall be made within 75 days following termination and no further payment shall be made to such Participant under the Plan. Notwithstanding the foregoing, if a Participant’s employment with the Company is terminated by the Company without Cause on or after the earlier of (i) the execution of a letter of intent for the Change of Control of Maggiano’s or (ii) the execution of a definitive agreement for the Change of Control of Maggiano’s, the Participant shall be eligible to receive the Plan Award upon the closing of the Change of Control of Maggiano’s related to such letter of intent or definitive agreement.
(b)    Form and Time of Payment. The “Payment Date” for a Plan Award will be the earlier of (i) the date of the Change in Control of Maggiano’s or (ii) the last day of the Term. Except as otherwise provided herein, Plan Awards will be paid within thirty (30) days following the Payment Date in a lump sum (the specific time within such 30 day period to be determined by the Company).
(c)    Release and Non-Compete. Payment of a Plan Award to a Participant shall be conditioned on the Participant executing prior to payment of the Plan Award (i) a general release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form that that is reasonably acceptable to the Company, and (ii) an agreement not to engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in a “competitive business” (as typically defined by the Company as of the Payment Date, subject to the Committee’s approval) for a period of at least 12 months, with such agreement being in a form reasonably acceptable to the Company.
5.    Section 409A of the Code.
(a)    Although the Company does not guarantee the tax treatment of any payments or benefits under the Plan, the intent of the Company is that the payments and benefits under this Plan be exempt from Code Section 409A and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A.
(b)    Notwithstanding the foregoing or any other provision of this Plan to the contrary, if at the time of a Participant's “separation from service” (within the meaning of Code Section 409A), the Participant is a "Specified Employee," then the Company will defer the payment of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). A Participant will be a "Specified Employee" for purposes of this Plan if, on the date of the Participant's separation from service, the Participant is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a "Specified Employee" within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a "Specified Employee" and the application of and effects of the change in such determination.
(c)    Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
(d)    Notwithstanding anything in this Plan to the contrary, the application of the Reduction Amount in the calculation of a Plan Award shall not be effective to the extent it would cause the Participant to be subject to penalties and interest under Code Section 409A with respect to the Plan Award.
6.    Clawback Provisions. If the Board, or an appropriate committee thereof, has determined that any fraud, negligence, or intentional misconduct by the Participant was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. The Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the Participant (including, without limitation, any award under this Plan), cause the cancellation of restricted or deferred stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the Participant engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the Participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the Participant, authorize legal action, or take such other action to enforce the Participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case. The Company will not seek to recover bonuses or other compensation as detailed above paid more than three years prior to the date the applicable restatement is disclosed.
7.    Administration. The Committee will have authority to approve awards under the Plan, modify, administer and interpret the Plan, establish administrative rules and take any other action necessary for the proper and efficient operation of the Plan.
8.    No Employment Contract. Nothing contained in the Plan will (a) confer upon Participant any right to be employed by or remain employed by the Company or any affiliate, or (b) limit or affect in any manner the right of the Company or any affiliate to terminate the employment or adjust the compensation of the Participant.
9.    Withholding Taxes. The Company may withhold or cause to be withheld from any amounts payable under the Plan all federal, state, local or other taxes as required by law. Any withholding of taxes or other amounts with respect to a Plan Award that is required prior to payment of the Plan Award will be withheld from the Participant’s other compensation from the Company, or will be satisfied by such other arrangement with the Participant as may be approved by the Committee.
10.    Limitation on Payments. In the event a Plan Participant is a party to a change in control severance agreement with the Company, any “Limitation on Payments” provision in such agreement shall continue to apply. If a Plan Participant is not a party to such agreement, the following provision shall apply: In the event that the payments or benefits provided for in this Plan or otherwise to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then any payments and benefits payable under this Plan or otherwise will be either:
(i)    delivered in full, or
(ii)    delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Participant on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.

(b)    If a reduction in payments and benefits constituting “parachute payments” is necessary so that payments and benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments not subject to Code Section 409A; (ii) cancellation of accelerated vesting of equity awards (by cutting back performance-based awards first and then time-based awards, based on reverse order of vesting dates (rather than grant dates)), if applicable; (iii) reduction of employee benefits and (iv) reduction of cash payments subject to Code Section 409A.
(c)    Unless the Company and a Participant otherwise agree in writing, any determination required under this Section 10 will be made in writing by the Company’s independent public accountants or by such other independent entity the Company designates (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 10.
11.    Heirs and Successors. The Plan will be binding upon, and will inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the Plan, any benefits distributable to a deceased Participant will be distributed to the beneficiary designated by the Participant in writing filed with the Committee in such form as the Committee will require. If a deceased Participant has failed to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete distribution of benefits due under the Plan, the amounts to be distributed under the Plan will be distributed to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary.
12.    Unfunded Plan. It is the Company’s intention that the Plan be unfunded. The Company is not required to set aside any assets for payment of the benefits provided under the Plan, and no Participant will have a security interest in any Plan Award.
13.    Governing Law. The interpretation, performance, and enforcement of the Plan will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state courts of Texas.
[Remainder of page intentionally left blank.]

Appendix to the Maggiano’s Little Italy Change in Control and Long Term Incentive Plan
The calculation of EBITDA may reflect the following adjustments in the Committee’s sole discretion:
(a)    Accounting Changes. The EBITDA may be adjusted to neutralize any impacts associated with changes in accounting principles pursuant to accounting pronouncements adopted by the Company during the Term.
(b)    Refranchised Restaurants. Any gain or loss from selling Maggiano’s restaurants to franchise partners may be excluded from the EBITDA calculation. Any royalties or profit associated with the refranchised restaurants may be reflected in EBITDA to the extent necessary to neutralize the impact of the event.
(c)    Sale of Real Estate. The EBITDA may be adjusted to neutralize the impact of increases or decreases in rent expense as compared to the approved plan for the Term that result from the sale and leaseback of real estate owned for Maggiano’s restaurants.
(d)    Capital Investments. The EBITDA may be adjusted to neutralize capital investments of the Company in Maggiano’s that are materially greater than or materially less than capital investments planned or expected by the Company for the Term, or to neutralize the impact of capital investments that do not meet expected returns on investment.
(e)    Strategic Events. Any unplanned impact of restructurings may be adjusted in EBITDA to the extent necessary to neutralize the impact of the event.
(f)    External Events. Expenses incurred in connection with extraordinary, non-recurring events (such as natural disasters, terrorist attacks, pandemics, industry-wide food-borne illness, etc.) may be adjusted in EBITDA to the extent necessary to neutralize the impact.
The calculation of Incremental Value may reflect the following adjustment in the Committee’s sole discretion:
(a) [***]